Exhibit 12.1

TANGER PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

Ratios of Earnings to Fixed Charges
(in thousands, except ratios)

	Six Months Ended
	Ended June 30
	2009	2008

Earnings before income from equity investees (1)	$ 51,469	$ 7,064

Add :
Distributed income of unconsolidated joint ventures	360	1,770
Amortization of previously capitalized interest	234	224
Interest expense	20,774	28,846
Interest portion of rent expense	756	591

Earnings available for fixed charges	$ 73,593	$ 38,495

Fixed charges:
Interest expense	$ 20,774	$ 28,846
Capitalized interest and capitalized amortization of debt issue costs	87	1,188
Interest portion of rent expense	756	591
Total fixed charges	$ 21,617	$ 30,625

Ratio of earnings to fixed charges	3.4	1.3

 (1) Earnings before income from equity investees for the six month ended June 30, 2009 includes: a $10.5 million gain on early extinguishment of debt from an exchange offer of common shares for convertible debt; a $31.5 million gain on acquisition of previously held unconsolidated joint venture interest and a $5.2 million impairment charge related to a property held and used.  For the period June 30, 2008, earnings before income from equity investees contained an $8.9 million loss on early termination of two US treasury rate lock agreements.

TANGER PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

Ratios of Earnings to Combined Fixed Charges and Preferred Distributions
(in thousands, except ratios)

	Six Months Ended
	Ended June 30
	2009	2008

Earnings before income from equity investees (1)	$ 51,469	$ 7,064

Add :
Distributed income of unconsolidated joint ventures	360	1,770
Amortization of previously capitalized interest	234	224
Interest expense	20,774	28,846
Interest portion of rent expense	756	591

Earnings available for fixed charges and preferred dividends	$ 73,593	$ 38,495

Fixed charges:
Interest expense	$ 20,774	$ 28,846
Capitalized interest and capitalized amortization of debt issue costs	87	1,188
Interest portion of rent expense	756	591
Total fixed charges	$ 21,617	$ 30,625

Preferred dividends	2,813	2,813

Total fixed charges and preferred distributions	$ 24,430	$ 33,438

Ratio of earnings to fixed charges and preferred distributions	3.0	1.2

 (1) Earnings before income from equity investees for the six month ended June 30, 2009 includes: a $10.5 million gain on early extinguishment of debt from an exchange offer of common shares for convertible debt; a $31.5 million gain on acquisition of previously held unconsolidated joint venture interest and a $5.2 million impairment charge related to a property held and used.  For the period June 30, 2008, earnings before income from equity investees contained an $8.9 million loss on early termination of two US treasury rate lock agreements.